Report of Independent Registered Public Accounting
Firm


Board of Trustees and Shareholders
Miller Investment Trust


In planning and performing our audits of the financial statements of Miller Convertible Bond Fund, Miller
Convertible Plus Fund, and Miller Intermediate Bond
Fund (collectively, the Funds), as of and for the year ended October 31, 2017, in accordance with the standards of the Public Company Accounting Oversight
Board (United States), we considered the Funds internal control over financial reporting, including controls over safeguarding securities, as a basis for designing our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, but not for the purpose of expressing an opinion on the effectiveness of the Funds internal control over financial reporting.
Accordingly, we express no such opinion.

The management of the Funds are responsible for establishing and maintaining effective internal control over financial reporting. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. A funds internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles (GAAP). A funds internal control over financial reporting includes those policies and procedures that (a) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (b) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (c) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of a funds assets that could have a material effect on the financial statements.

Because of inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

A deficiency in internal control over financial reporting exists when the design or operation of a control does not allow management or employees, in the normal course of performing their assigned functions, to prevent or detect misstatements on a timely basis. A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the Funds annual or interim financial statements will not be prevented or detected on a timely basis.

Our consideration of the Funds internal control over financial reporting was for the limited purpose described in the first paragraph and would not necessarily disclose all deficiencies in internal control that might be material weaknesses under standards established by the Public
Company Accounting Oversight Board (United States).
However, we identified the following deficiencies in internal control over financial reporting that we consider to be material weaknesses, as defined above. These conditions were considered in determining the nature, timing, and extent of the procedures performed in our audit of the financial statements of the Funds as of and for the year ended October 31, 2017, and this report does not affect our report thereon dated January 12, 2018. As of and for the year ended October 31, 2017, we noted that review controls over the Funds calculation of convertible bond premium/discount amortization/accretion were not operating effectively and failed to detect errors within the calculation. As a result, accounting entries were recorded to reclassify investment gains to interest income in the Funds financial statements for the year ended October 31, 2017. The accounting entries did not impact net assets or net increase in net assets resulting from operations of the Funds. Management of the Funds has reviewed the processes and controls that gave rise to these adjustments, and as a result, management implemented changes that management believes will allow for the prevention and/or timely detection of similar errors on a prospective basis.

This report is intended solely for the information and use of management and the Board of Trustees of the Funds and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

/s/ RSM US LLP

Boston, Massachusetts
January 12, 2018